Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

VisonWave Holdings, Inc.

We consent to the inclusion in this Registration Statement on AMENDMENT NO. 1 to Form S-1, of our report dated February 18, 2025, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, related to our audits of consolidated financial statements of Bannix Acquisitions Corp. as of and for the years ended December 31, 2024 and 2023, which report appears in this Prospectus, which is part of this Registration Statement.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

New York, NY
November 12, 2025